EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

The following are the subsidiaries of Roomlinx, Inc.:

Name	Jurisdiction of Incorporation
Canadian Communications, LLC	Colorado
SuiteSpeed, Inc.	Delaware